Exhibit 99.1

PDS GAMING CORPORATION REPORTS FINANCIAL RESULTS

FOR THE FOURTH QUARTER AND YEAR ENDED 2003

Las Vegas, Nevada (April 2, 2004) – PDS Gaming Corporation (Nasdaq: “PDSG”), a company that finances, leases and sells gaming equipment for the casino industry, today reported its operating results for the fourth quarter and year ended December 31, 2003.

For the three months ended December 31, 2003, the Company reported net income of  $30,000, or $0.01 per diluted share, compared with a net loss of $1,669,000, or $0.44 per diluted share, for the three months ended December 31, 2002.  The prior year quarter included a loss from discontinued operations of $1,045,000, or $0.28 per diluted share.  Revenues from continuing operations were $11.7 million in the fourth quarter of 2003 compared to $14.8 million in the fourth quarter of 2002.  Operating lease rentals increased from $4.1 million in the 2002 quarter to $8.8 million in the 2003 quarter, reflecting a significantly larger operating lease portfolio.  The Company completed $23.4 million in originations during the fourth quarter 2003, compared with $14.3 million in the fourth quarter 2002.

Revenues from equipment sales and sales-type leases decreased to $608,000 for the fourth quarter of 2003, compared to $9.2 million for the year-earlier quarter.  The 2002 quarter included an early lease termination and sale of the related equipment to the lessee that resulted in revenues of $8.6 million.  Interest expense increased by $387,000 to $2.6 million for the fourth quarter of 2003, compared to $2.2 million for the year-earlier period, as a result of higher debt levels which financed growth in the portfolio and, to a lesser extent, a higher cost of funds in the fourth quarter of 2003.

Selling, general and administrative expenses increased to $2.0 million for the fourth quarter of 2003, compared to $762,000 for the year-earlier quarter.  The increase is due primarily to significantly higher legal, litigation and settlement costs, related primarily to the settling of two legal disputes.

Casino operations resulted in a pre-tax loss, before depreciation, of $194,000 in the fourth quarter 2003, compared to a pre-tax loss of $211,000 in the fourth quarter 2002.  Due to continuing operating losses, the Company ceased operations at Rocky’s effective January 31, 2004, and is evaluating its future alternatives for Rocky’s, which include sale, lease or joint venture of the property.

For the year ended December 31, 2003, the Company reported net income of  $659,000, or $0.17 per diluted share, compared with a net loss of $4.4 million, or $1.15 per diluted share, for the year ended December 31, 2002.  The prior year included a loss from discontinued operations of $3.3 million, or $0.86 per diluted share.  Revenues from continuing operations were $45.2 million in 2003 compared with $40.3 million in 2002.  The higher level of revenues in 2003 is primarily the result of significantly higher operating lease rentals in the current year, partially offset by lower revenues from equipment sales and sales-type leases.

The Company completed $128.7 million in originations in 2003, compared with $51.8 million in 2002.

Interest expense increased by $2.9 million to $10.7 million for the year ended December 31, 2003, compared to $7.8 million for the year earlier, as a result of higher debt levels and, to a lesser extent, a higher cost of funds in 2003.

Casino operations resulted in a pre-tax loss, before depreciation, of $587,000 in the year ended December 31, 2003, compared to a pre-tax loss of $841,000 in 2002.

PDS Gaming Corporation provides customized finance and leasing solutions to the casino industry in the United States.  PDS Gaming Corporation is headquartered in Las Vegas, Nevada, and its common stock trades on The Nasdaq Stock Market under the symbol “PDSG”.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, strict regulation and changes in regulations imposed by gaming authorities; the limitation, conditioning, suspension or revocation of gaming licenses and entitlements held by the Company; new legislation, regulations, and court decisions that could impact Native American Gaming; competition the Company faces or may face in the future; the effects of the proposed going private transaction; uncertainty of market acceptance of the Company’s products and services; uncertainties regarding the disposition of Rocky’s; a decline in the public acceptance of gaming; unfavorable public referendums or legislation, particularly as they relate to gaming; the inability of the Company to continue to obtain adequate financing on acceptable terms; the inability of the Company to recover its investment in gaming equipment leased under operating leases; the risk of default by the Company’s customers with respect to its financing transactions; the Company’s dependence on key employees; potential fluctuations in the Company’s quarterly results; general economic and business conditions and other factors detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For additional information, please contact:

Peter D. Cleary, President and Chief Operating Officer of PDS Gaming Corporation, at
(702) 736-0700

(Financial Highlights Follow)

PDS GAMING CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

THREE MONTHS ENDED DECEMBER 31,

(Unaudited)

	2003	2002
REVENUES:
Operating lease rentals	$8,831,000	$4,088,000
Equipment sales and sales-type leases	608,000	9,193,000
Finance income	1,326,000	1,234,000
Fee income	704,000	(39,000)
Casino	192,000	287,000
	11,661,000	14,763,000
COSTS AND EXPENSES:
Depreciation on operating leases	5,933,000	2,958,000
Equipment sales and sales-type leases	562,000	8,915,000
Interest	2,564,000	2,177,000
Casino	386,000	498,000
Selling, general and administrative	1,968,000	762,000
Depreciation and amortization on other property	169,000	170,000
Provision for doubtful accounts		82,000
	11,582,000	15,562,000
Income (loss) before income taxes	79,000	(799,000)
Income taxes (benefit)	49,000	175,000
Income (loss) from continuing operations	30,000	(624,000)
Discontinued operations		(1,045,000)
Net income (loss)	$30,000	$(1,669,000)

Earnings (loss) per share:
Continuing operations – basic and diluted	$0.01	$(0.16)
Discontinued operations – basic and diluted		(0.28)
Net income (loss) – basic and diluted	$0.01	$(0.44)

Weighted average shares outstanding:
Basic and diluted	3,806,000	3,800,000

PDS GAMING CORPORATION AND SUBSIDIARIES

YEAR ENDED DECEMBER 31,

(Unaudited)

	2003	2002
REVENUES:
Operating lease rentals	$28,193,000	$13,691,000
Equipment sales and sales-type leases	6,825,000	18,907,000
Finance income	4,938,000	4,911,000
Fee income	4,383,000	1,104,000
Casino	896,000	1,714,000
	45,235,000	40,327,000
COSTS AND EXPENSES:
Depreciation on leased equipment	19,631,000	9,388,000
Equipment sales and sales-type leases	6,339,000	17,310,000
Interest	10,658,000	7,832,000
Casino	1,483,000	2,555,000
Selling, general and administrative	5,118,000	3,985,000
Depreciation and amortization on other property	725,000	754,000
Provision for doubtful accounts	218,000	141,000
	44,172,000	41,965,000
Income (loss) before income taxes (benefit)	1,063,000	(1,638,000)
Income taxes (benefit)	404,000	(528,000)
Income (loss) from continuing operations	659,000	(1,110,000)
Discontinued operations		(3,269,000)
Net income (loss)	$659,000	$(4,379,000)

Earnings (loss) per share – basic and diluted:
Continuing operations	$0.17	$(0.29)
Discontinued operations		(0.86)
Net income (loss)	$0.17	$(1.15)

Weighted average shares outstanding:
Basic	3,804,000	3,794,000
Diluted	3,808,000	3,794,000

PDS GAMING CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED BALANCE SHEET INFORMATION

(Unaudited)

	December 31, 2003	December 31, 2002

Cash and restricted cash	$12,928,000	$1,492,000
Notes receivable, net	4,562,000	5,592,000
Equipment under operating leases, net	77,922,000	42,487,000
Direct financing leases, net	15,082,000	26,505,000
Equipment held for sale or lease, net	1,984,000	3,350,000

Notes payable:
Recourse	21,176,000	34,439,000
Non-recourse	56,467,000	25,538,000
Subordinated debt	5,562,000	9,054,000

Shareholders’ equity	8,816,000	8,150,000